Exhibit 8.1

List of Subsidiaries

Brooks Group Limited (Ireland)
Brosette SA (France)
Comptoir des Fers et Métaux SA (Luxembourg)
DT Group A/S (Denmark)
Electro-Oil International A/S (Denmark)
Ferguson Enterprises, Inc (US)
Heatmerchants Limited (Ireland)
Manzardo SpA (Italy)
Mart KFT (formerly known as Wolseley Hungária KFT) (Hungary)
ÖAG AG (formerly known as Wolseley Austria AG) (Austria)
PB & M SA (France)
Stock Building Supply Holdings, Inc (US)
Wasco Holding B.V. (Netherlands)
Wasco-Centratec N.V. (Belgium)
Wolseley (Schweiz) AG (Switzerland)
Wolseley Canada Inc (Canada)
Wolseley Czech Republic spol. s.r.o. (Czech Republic)
Wolseley UK Limited (UK)
Woodcote - stavební materiály, a.s. (Czech Republic)